Exhibit 99.8

DECLARATION OF INTERVENTION

WHEREAS, on December 19, 2019, Triaxions Technology Inc. (“Triaxions Technology”) became a shareholder of Alithya Group inc. (the “Corporation”) by acquiring class A subordinate voting shares in the share capital of the Corporation on the public market (the “Shares”);

WHEREAS, Triaxions Trust beneficially owns and holds all of the voting shares of Triaxions Technology entitling it to elect the majority of its board of directors;

WHEREAS, Mr. Pierre Turcotte is a trustee of Triaxions Trust and has the power to direct investment decisions and the voting rights of the shares held by it;

WHEREAS, Mr. Pierre Turcotte is a party to the Amended and Restated Voting Agreement entered into between Messrs. Ghyslain Rivard, Pierre Turcotte and Paul Raymond (the “Group of 3”) on November 1, 2018 (the “Voting Agreement”);

WHEREAS the Voting Agreement provides, inter alia, the manner in which the voting rights of the shares owned or controlled, directly or indirectly, by each member of the Group of 3 shall be exercised;

WHEREAS, Triaxions Technology wishes to intervene to the Voting Agreement and be bound by its provisions;

IN CONSIDERATION OF THE FOREGOING, the parties hereby agree as follows:

1.	Mr. Turcotte represents that he is a trustee of Triaxions Trust and has the power to direct investment decisions and the voting of shares held by it.

2.	Triaxions Trust represents that it beneficially owns and holds all of the voting shares of Triaxions Technology entitling it to elect a majority of its board of directors.

3.	Triaxions Technology hereby intervenes to the Voting Agreement and declares being satisfied with, and agrees to be bound by, its provisions.

[The signature page follows]

SIGNED on this 27th day of March 2023.

/s/ Pierre Turcotte
PIERRE TURCOTTE

TRIAXIONS TRUST

By:	/s/ Pierre Turcotte
Name: Pierre Turcotte
Title: Trustee

TRIAXIONS TECHNOLOGY INC.

By:	/s/ Pierre Turcotte
Name: Pierre Turcotte
Title: President